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                                                                  EXHIBIT 10.47


                                                    Letter Contract No. SHB 1014
                                                                     Page 1 of 4




                                LETTER AGREEMENT


To:               McDonnell Douglas Aerospace - Huntsville

Address:          689 Discovery Drive
                  Huntsville, Alabama 35806

Attn:             Doyle McBride
                  Contract Administrator


Dear Mr. McBride:

1. SPACEHAB, Inc. ("SPACEHAB"), hereby commercially contracts with McDonnell Douglas Aerospace - Huntsville (hereinafter referred to as "MDA-Huntsville" or "Seller"), a division of the McDonnell Douglas Corporation, for the performance of all integration and operations tasks required to successfully complete 4 SPACEHAB science missions (1 single module mission and 3 double module missions) and 2 SPACEHAB cargo double module missions (Multiple Mission Integrations and Operations (MM I/O Tasks)). The definitized contract will include options for 3 additional cargo double module missions that may be executed in accordance with the definitized schedule.

2. Except as otherwise expressly provided herein, Seller is directed, upon its execution of this contract to proceed immediately to procure the necessary materials and to commence performance of the services contemplated herein, and to pursue such work with all diligence within the funding parameters set forth in paragraph 3 below.

3. The maximum amount (including, but not limited to, a reasonable amount for termination costs and for 12 percent fee) for which SPACEHAB shall be liable under this letter contract is $998,386 ("Maximum Amount").

4. It is expected that a successor contract, incorporating and superseding this document, will be negotiated and executed between the parties as defined below. The parties agree to promptly begin good faith negotiation of the terms of the successor contract in accordance with the following schedule:

         Receipt of Proposal
         Proposal Supplement                              29 August 1997
         Evaluation Complete                              12 September 1997
         Negotiation Complete                             19 September 1997
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                                                    Letter Contract No. SHB 1014
                                                                     Page 2 of 4

         Definitized Contract Signed                      30 September 1997

         The parties shall, as soon as possible after submission of the proposal by Seller, negotiate and agree to a final and complete Statement of Work (SOW).

5. This Letter Agreement shall terminate automatically (unless otherwise agreed to by the parties in writing) when the total of all payment obligations incurred by SPACEHAB hereunder reaches the Maximum Amount, and SPACEHAB shall not be liable for nor pay any amount above the Maximum Amount regardless of Seller's actual incurred costs hereunder. Seller shall notify SPACEHAB in writing before reaching the Maximum Amount. Such written notice shall include: (i) a proposed new Maximum Amount; (ii) an extension of the period of performance if necessary; and (iii) appropriate supporting information. Upon receipt of said notice, SPACEHAB may at its sole discretion amend this Letter Agreement to increase the Maximum Amount and/or the time of performance.

6. This contract authorizes billings hereunder to be submitted to SPACEHAB on a monthly basis. Payments shall be due within 30 days after SPACEHAB's receipt of invoices therefore (and, if requested, reasonable supporting documentation) to:

                  McDonnell Douglas Aerospace
                  P.O. Box 516
                  St. Louis, Mo 63166

                  Attn:  Accounts Receivable

7. SPACEHAB may unilaterally decrease the Maximum Amount by issuing to Seller an Administrative Contract Funding Order ("Change Order") signed by a duly authorized representative of SPACEHAB; provided, however, that such decrease does not reduce the Maximum Amount below reasonable costs incurred under paragraph 4, (plus an 12% fee) up to the date of the Change Order and those reasonable costs which unavoidably continue after such date (Seller shall discontinue incurring such costs as soon as possible after notice of such Change Order reduction), the reasonable costs of settling terminated subcontracts, if any, and protecting and disposing of termination inventory. Upon receipt of such Change Order, Seller shall immediately stop work hereunder except as expressly permitted therein.

8.       Period of performance: 7/31/97 - 9/30/97

9. This Contract shall be governed by and construed according to the laws of the State of Delaware.
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                                                    Letter Contract No. SHB 1014
                                                                     Page 3 of 4

10. The parties agree that the implied warranties of MERCHANTABILITY and fitness for a particular purpose and all other warranties, express or implied, are EXCLUDED and shall not apply to the goods and services sold under this letter contract. In no event shall Seller or SPACEHAB be liable under any legal theory for incidental or consequential damages, including, but not limited to, incidental or consequential damages for lost profits, lost sales, or loss of use.

11. Indemnity - SPACEHAB, Inc. shall indemnify and save harmless Seller, its subcontractors and any officers, directors, employees, and agents of any of them (collectively referred to hereafter as the "Indemnitee") from any liability and expense on account of loss of or damage to the property of third parties (including the U.S. Government) or bodily injury to any person, including death, caused by or resulting from the use of the goods furnished hereunder and/or arising from the provision of services hereunder excepting only such loss, damage, or injury caused by the Indemnitee's gross negligence or willful misconduct, and subject to Seller's compliance with paragraph 10, SPACEHAB, Inc. shall defend any suits or other proceeding brought against the Indemnitee related to the use of goods furnished or services provided hereunder and shall pay all reasonable expenses and satisfy all judgments which may be incurred or rendered against the Indemnitee in connection therewith to the extent such expense or judgment has not resulted from the gross negligence or willful misconduct of the Indemnitee. Seller shall give SPACEHAB, Inc., prompt written notice of any claim of such loss, damage, or injury and shall cooperate with SPACEHAB, Inc. and its insurers in every reasonable way in defending against such claim. In no event shall the indemnitee compromise or settle any claim without SPACEHAB's written consent. SPACEHAB, Inc. shall obtain insurance, naming Seller as a coinsured, against such liabilities to third parties as are referred to in this paragraph.

12. Provisions for Execution - Seller and SPACEHAB shall execute two (2) copies of this Letter Agreement, one original for each party.

13. Confidentiality - The party receiving any data, documents, drawings, models and other information and intellectual property pursuant to this Letter Agreement ("receiving party") shall keep all such information confidential and not disclose any information made available to it by the disclosing party in connection with this Letter Agreement to 1) any third party or 2) any receiving party employee, consultant or agent without a need to know. The receiving party shall return to the disclosing party all such confidential information in whatever medium it exists upon the disclosing party's request.
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                                                    Letter Contract No. SHB 1014
                                                                     Page 4 of 4

14.      Key Personnel

         The personnel listed below are considered essential to the work being performed under this contract. Before removing, replacing, or diverting any of the listed personnel, MDA shall notify SPACEHAB, Inc. in advance, and shall provide rationale including identification and qualifications of candidate replacement, and shall not remove, replace or divert such personnel without SHI's written consent, which shall not be unreasonably withheld. In such event, the list of personnel shall then be amended accordingly.

         Key Personnel     Title/Position

         J. H. James       Director, SPACEHAB Program
         R. H. Keen        SPACEHAB Chief Mission Manager
         D. A. Biggs       Senior Manager, SPACEHAB Integration & Operations
         E. L. Streams     Senior Manage, SPACEHAB Product Engineering
         W. H. Turner      Senior Manager, SPACEHAB Ground Operations



SPACEHAB, Inc.                               McDonnell Douglas Aerospace
                                             Huntsville


By /s/ Nelda Wilbanks                        By  /s/ Doyle McBride
  ----------------------------------           ---------------------------------

Typed Name       Nelda Wilbanks              Typed Name       Doyle McBride
          --------------------------                   -------------------------

Title       Contracts Administrator          Title        Contract Administrator
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Date                                         Date
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